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                                                                      EXHIBIT 14


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Prospectus and Proxy Registration Statement on Form N-14 of our report dated February 15, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to the Shareholders of The Enterprise Group of Funds, Inc., which is also incorporated by reference into the Prospectus and Proxy Registration Statement. We also consent to the references to us under the headings Reasons for the Reorganizations, Federal Income Tax Consequences of Proposed Reorganizations, Federal Tax Considerations, Financial Highlights, APPENDIX A -- Agreement and APPENDIX B -- Agreement in such Prospectus and Proxy Registration Statement.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 12, 2002